EXHIBIT 5

Founded in 1852
by Sidney Davy Miller

Miller, Canfield, Paddock and Stone, P.L.C.
840 West Long Lake Road, Suite 200
Troy, Michigan 48098
TEL (248) 879-2000
FAX (248) 879-2001
www.millercanfield.com

michigan: Ann Arbor
Detroit • Grand Rapids
Kalamazoo • Lansing
Saginaw • Troy

florida: Naples
illinois: Chicago
new york: New York

canada: Toronto • Windsor
china: Shanghai
mexico: Monterrey
poland: Gdynia
Warsaw • Wroclaw

July 8, 2009
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, Michigan 48108
Ladies and Gentlemen:
     We are writing with respect to the registration statement on Form S-4, Registration No. 333-158269, filed on March 27, 2009 by Tecumseh Products Company, a Michigan corporation (the “Company”), with the Securities and Exchange Commission, as amended by Amendment No. 1 filed May 19, 2009, Amendment No. 2 filed June 18, 2009, and Amendment No. 3 being filed today (as so amended, the “Registration Statement”). The Company filed the Registration Statement for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 20,378,403 Common Shares (“Common Shares”) to be issued in the recapitalization (the “Recapitalization”) described in the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”). If the Recapitalization is approved by the requisite votes of the Company’s shareholders as described in the Proxy Statement/Prospectus, and if the Recapitalization is thereafter made effective by filing a corresponding certificate of amendment to the Company’s articles of incorporation with the Michigan Department of Energy, Labor and Economic Growth, Bureau of Commercial Services (the “Bureau”), each outstanding share of the Company’s Class A Common Stock will be reclassified and converted into one Common Share, and each outstanding share of the Company’s Class B Common Stock will be reclassified and converted into 1.1 Common Shares. Of the 20,378,403 total Common Shares being registered, 1,390,944 (the “Warrant Shares”) will be issuable upon exercise of a Warrant to Purchase Class A Common Stock issued by the Company on April 9, 2007 (the “Warrant”), under the terms of which, when the Recapitalization becomes effective, the Warrant holder’s existing right to purchase shares of Class A Common Stock will automatically be converted into the right to purchase an equal number of Common Shares on the terms provided in the Warrant. The remaining Common Shares will be issued upon reclassification and conversion of issued and outstanding Class A Common Stock and Class B Common Stock.

MILLER, CANFIELD, PADDOCK and STONE, p.l.c.

Tecumseh Products Company	–2–	July 8, 2009
     In connection with the Registration Statement, we, as your counsel, have examined such certificates, instruments, and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
     On the basis of such examination and review, we advise you that in our opinion:
     1. When (1) the Registration Statement has become effective, (2) the Recapitalization has been approved by the requisite votes of the Company’s shareholders as described in the Proxy Statement/Prospectus, and (3) the Recapitalization has thereafter been made effective by filing a corresponding certificate of amendment to the Company’s articles of incorporation with the Bureau:
     A. the Common Shares will have been duly authorized by all necessary corporate action on the part of the Company; and
     B. the Common Shares into which the Company’s outstanding Class A Common Stock and Class B Common Stock will be reclassified and converted by virtue of the Recapitalization will be validly issued, fully paid, and nonassessable.
     2. When, in addition, the Warrant Shares have been issued and paid for in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid, and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,